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EXHIBIT 2.4


                                PLEDGE AGREEMENT


         THIS PLEDGE AGREEMENT (the "Agreement") is entered into December 16, 2004, by and between WILLIAM L. MILLER, an individual ("Pledgor"), and SURGE GLOBAL ENERGY, INC., a Delaware corporation (hereinafter referred to as "Pledgee" and sometimes as "Seller"), with reference to the following facts:

                                    RECITALS
                                    --------

         A. Pledgor is a shareholder of Seller, and is the owner of Two Hundred Thousand (200,000) shares of common stock of Seller (the "Shares").

         B. Pledgor is sole shareholder of ZENVESCO, INC., a Nevada corporation ("Buyer," and together with the Pledgor and Seller, the "Parties").

         C. Concurrently with the execution of this Agreement, Seller and Buyer have entered into (i) an Asset Purchase Agreement, whereby Seller agrees to sell and Buyer agrees to buy all of the tobacco products and related assets of Seller (the "Assets") and Seller agrees to assign and Buyer agrees to assume certain liabilities of Seller (the "Liabilities"), and (ii) an Assignment and Assumption Agreement with respect to the acquisition of the Assets and the assumption of the Liabilities (the Assignment and Assumption Agreement, and together with the Asset Purchase Agreement, the "Transfer Agreements").

         D. Pledgee would not have accepted entered into the Transfer Agreements but for the execution of this Agreement by Pledgor.

         E. Capitalized terms used in this Agreement without definition shall have the respective meanings given them in the Asset Purchase Agreement.

         NOW, THEREFORE, the parties hereto mutually agree as follows:

         1. PLEDGE.

                  1.1 IN GENERAL. Pledgor hereby delivers, pledges and grants a continuing security interest in the Shares to Pledgee. Said pledge shall be accomplished by an Assignment Separate From Certificate, in the form attached hereto as Exhibit "A" (the "Assignment Document"). The Shares subject to this pledge shall include any replacements or substitutions, and any issued under a former name of Seller. The pledge and security interest effectuated hereby shall secure all of the Buyer's obligations to Pledgee under the Transfer Agreements.

                  1.2 ESCROW AGENT. The Shares and the Assignment Document may be held in the physical custody of an escrow agent selected by the Parties (an "Escrow Agent"), which custody shall not affect the rights and remedies of the Parties under this Agreement.

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         2. RIGHTS. Unless and until the Shares are sold pursuant to a
"commercially reasonable" sale in accordance with Section 3.1.3 below:

                  2.1 PLEDGOR'S RIGHT TO REPRESENT THE SHARES. Pledgor shall be entitled to represent the Shares at any annual or special meeting of the shareholders and to vote such Shares or give his written consent to the voting of such Shares, unless Pledgor shall receive written notice of breach of or default under the Asset Purchase Agreement; and

                  2.2 PLEDGOR'S RIGHT TO EXERCISE ALL RIGHTS RELATIVE TO THE SHARES. Pledgor shall be entitled to exercise all other rights of ownership of the Shares unless Pledgor shall receive written notice of breach of or default under the Asset Purchase Agreement, except that Pledgor shall not be entitled to sell, convey, transfer, or encumber such Shares, unless Pledgee shall first consent in writing.

         3. REMEDIES.

                  3.1 REMEDIES. For purposes of this Agreement, the term "Event of Default" shall mean a material breach by the Buyer of any of its obligations under the Asset Purchase Agreement, including, without limitation, the obligation to faithfully pay, satisfy and/or discharge any of the Assumed Liabilities. Upon and following an Event of Default, Pledgee may:

                           3.1.1 U.C.C. REMEDIES. Subject to the provisions of
this Agreement, exercise all rights and remedies available to a secured creditor after default, including but not limited to the rights and remedies of secured creditors under the California Uniform Commercial Code;

                           3.1.2 TRANSFER AND VOTE SHARES. At Pledgee's option
and without notice to Pledgor, transfer and register the Shares or any part of the Shares in Pledgee's name or the name of Pledgee's nominees; collect and enforce any payment with respect to the Shares; exercise all rights, options, and privileges with respect to the Shares, and deliver the Shares in that connection to any appropriate person or agency; and vote the Shares as Pledgor and/or Pledgor's proxy, subject to any irrevocable proxy that may be in effect prior to the date of this Agreement, that proxy to be irrevocable until this Agreement is terminated; provided, however, that until such Event of Default, Pledgor's right to vote the Shares will not be impaired by this Agreement; and

                           3.1.3 CONDUCT SALE. Conduct a "commercially
reasonable" private sale of the Shares. Any such sale shall be conducted in accordance with applicable state and federal securities laws.

                           3.1.4 NOTICE OF SALE OR DISPOSITION. Pledgee's notice
of the time and place of sale of the Shares, or the time on or after which a sale of the Shares will be made, is reasonable if sent to Pledgor in the manner for giving notice set forth in the Asset Purchase Agreement at least fifteen
(15) calendar days before the sale or other disposition of the Shares.

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                  3.2 DUTIES OF PLEDGOR UPON DEFAULT. If an Event of Default
occurs, Pledgor is hereby required to and shall take the following action:

                           3.2.1 ASSEMBLE RECORDS. Assemble all records relating
to the Shares and make them available to Pledgee as Pledgee directs;

                           3.2.2 EXECUTE NECESSARY DOCUMENTS. Execute and/or
issue all documents and instruments on Pledgee's request that Pledgee considers necessary or advisable to exercise Pledgee's rights under this Agreement.

         4. REPRESENTATIONS AND WARRANTIES OF PLEDGOR.

                  Pledgor hereby warrants and represents as follows:

                  4.1 PLEDGOR IS DULY AUTHORIZED. Pledgor is an individual, duly authorized to enter into this Agreement.

                  4.2 STATUS OF SHARES. All issued and outstanding stock in Seller owned by Pledgor is duly authorized and validly issued.

                  4.3 OWNERSHIP OF SHARES. Except for the pledge of the Shares hereunder, Pledgor owns the Shares free and clear of any liens, charges, pledges, or encumbrances.

                  4.4 REPRESENTATIONS AND WARRANTIES SURVIVE. The representations and warranties contained in this Agreement shall survive the closing of this transaction and shall remain in full force and effect at all times that an obligation of the part of Buyer remains under the Asset Purchase Agreement, including, without limitation, the obligation faithfully to pay, satisfy or discharge an assumed Liability.

         5. TERMINATION.

                  5.1 TERMINATION AND RETURN OF PLEDGED SHARES. This Agreement shall terminate and the Shares shall be released from the lien of this pledge at such time as all the obligations of Buyer under the Asset Purchase Agreement, including payment of the Assumed Liabilities, have been paid, discharged or otherwise satisfied. The Pledgee (or any Escrow Agent holding the Shares) shall then deliver possession of the Shares to Pledgor. In the event of the discharge or satisfaction of less than all of the Assumed Liabilities, the Pledgor and Pledgee shall meet and confer to determine how many of the Shares should be released from this Agreement.

         6. INDEMNIFICATION. Pledgor shall indemnify, defend, and hold harmless the Pledgee against loss of any kind, including reasonable attorneys' fees, caused to Pledgee by reason of Pledgee's interest in the Shares, or by reason of Pledgee exercising any right under this Agreement.

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         7. GENERAL PROVISIONS.

                  7.1 ENTIRE AGREEMENT; AMENDMENT. Other than any agreement with an Escrow Agent with respect to the physical custody of the Shares, this Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. There are no representations, warranties, agreements or understandings, express or implied, written or oral between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein. No supplement, amendment or modification of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                  7.2 BINDING AGREEMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns.

                  7.3 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California.

                  7.4 NECESSARY ACTS. Each party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

                  7.5 GENDER; NUMBER. The use of the singular in this Agreement includes the plural and the use of one gender includes the others whenever the context thereof so requires.

                  7.6 SEVERABILITY. If any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected.


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         IN WITNESS WHEREOF, the parties have executed this Pledge Agreement on the day and year first above written.

Pledgee:                                    Pledgor:

SURGE GLOBAL ENERGY, INC.,
a Delaware corporation

By: /s/ Fred W. Kelly                       /s/ William L. Miller
    ------------------------------------    ------------------------------------
    Fred W. Kelly, CEO                      William L. Miller, an Individual


ACKNOWLEDGED BY:
----------------

ZENVESCO, INC., a NEVADA corporation

By: /s/ William L. Miller
    ---------------------------------
    William L. Miller, President

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                                    EXHIBIT A
                                    ---------


                      ASSIGNMENT SEPARATE FROM CERTIFICATE


FOR VALUE RECEIVED, WILLIAM L. MILLER, an individual (hereinafter referred to as "Pledgor"), hereby assigns and transfers unto SURGE GLOBAL ENERGY, INC., a Delaware corporation, as Pledgee, in accordance with the terms of that certain Pledge Agreement dated December 16, 2004, Two Hundred Thousand (200,000) shares of capital stock of SURGE GLOBAL ENERGY, INC., a Delaware corporation, (here, the "Corporation") standing in Pledgor's name on the books of the Corporation and represented by share certificate number _______________________ herewith, and does hereby irrevocably constitute and appoint the Secretary of Pledgee, as Pledgor's attorney-in-fact, to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated: December 16, 2004

In the presence of:


/s/ Thomas C. Barnes II                  /s/ William L. Miller
---------------------------------------  ---------------------------------------
Witness                                  William L. Miller, an Individual
                                         "Pledgor"